SECURITIES AND EXCHANGE COMMISSION

                          Washington, D. C. 20549


                                  FORM 8-K

                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


      Date of report (Date of earliest event reported): March 27, 2000


                                ASHLAND INC.
           (Exact name of registrant as specified in its charter)


                                  Kentucky
               (State or other jurisdiction of incorporation)

      1-2918                                             61-0122250
(Commission File Number)                               (I.R.S. Employer
                                                      Identification No.)


50 E. RiverCenter Boulevard, Covington, Kentucky          41012-0391
    (Address of principal executive offices)              (Zip Code)


P.O. Box 391, Covington, Kentucky                         41012-0391
       (Mailing Address)                                  (Zip Code)


    Registrant's telephone number, including area code (606) 815-3333

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    Item 5.  Other Events

         On June 22, 1999, Ashland, as a shareholder of Arch Coal, announced that it had retained the investment banking firm of Goldman Sachs to help Ashland explore strategic alternatives for its investment in Arch Coal.

         On October 5, 1999, Ashland announced that it was making progress on its study to explore strategic alternatives for its investment in Arch Coal and that, at that point, a tax-free spin-off to its shareholders seemed to be its preferred alternative. Ashland also announced that it had submitted a proposal to Arch Coal and had begun discussions with a special committee of the Arch Coal Board of Directors regarding such a spin-off transaction. Such a spin-off would have been subject, among other things, to a negotiated agreement with the special committee of the Arch Coal Board of Directors, approval by the Arch Coal shareholders, a favorable ruling from the Internal Revenue Service, and approval by Ashland's Board of Directors.

         On January 24, 2000, Ashland announced that it was continuing to pursue spin-off alternatives for its investment in Arch Coal, including both tax-free and taxable distributions.

         On February 24, 2000, Ashland announced that, absent intervening circumstances or material events, Ashland's management intended to recommend to its Board of Directors at the next Ashland Board meeting, to be held on March 16, 2000, a distribution to Ashland's shareholders of 17,397,233 shares of its Arch Coal Common Stock in the form of a taxable dividend. Ashland also announced that, in anticipation of the taxable distribution, two of Ashland's four employees currently on the Arch Coal Board of Directors, Paul W. Chellgren and J. Marvin Quin, will not stand for re-election to the Arch Coal Board at Arch Coal's upcoming Annual Meeting on April 20, 2000.

         On March 16, 2000, Ashland announced that its Board of Directors had approved a taxable distribution of 17,397,233 shares of Arch Coal Common Stock to Ashland's shareholders, and had set a record date of March 24, 2000 for the distribution. Ashland will retain shares of Arch Coal Common Stock to satisfy any federal tax withholding on the distribution. Any fractional shares of Arch Coal Common Stock will also be retained by Ashland with Ashland subsequently distributing the equivalent cash value.

         On March 27, 2000, Ashland announced that 17,397,233 shares of Arch Coal Common Stock had been distributed to Ashland's shareholders and are being recorded in book-entry form by Arch Coal's transfer agent. Each share of Ashland Common Stock received 0.246097 shares of Arch Coal Common Stock. Ashland will retain the shares of Arch Coal Common Stock required to satisfy any federal tax withholding on the distribution and any fractional shares of Arch Coal Common Stock resulting from the distribution. Brokers and dealers will have until April 5, 2000 to advise Ashland as to their full and fractional share requirements. Ashland will subsequently distribute to the Ashland shareholders $7.1875 per share for any fractional shares of Arch Common Stock, which was determined to be the value of Arch Common Stock on the record date. Also on March 27, 2000, Ashland mailed to its shareholders an information statement in respect of the distribution. Ashland anticipates that direct registration statements listing the number of shares of Arch
Coal Common Stock received by each Ashland shareholder will be mailed commencing on or about March 31, 2000 by Arch Coal's transfer agent. The distribution is a taxable event to Ashland and constitutes dividend income to Ashland shareholders.

         Ashland intends, subject to then-existing market conditions but within one year, to dispose of its remaining shares of Arch Coal Common Stock in a transaction or transactions that qualify as a sale for federal income tax purposes.

         The foregoing summary of the attached press release is qualified in its entirety by the complete text of such document, a copy of which is attached hereto as Exhibit 99.1.

    Item 7.   Financial Statements and Exhibits

         (c)  Exhibits

              99.1    Press Release dated March 27, 2000.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             ASHLAND INC.
                                      ------------------------------
                                             (Registrant)



Date:  March 27, 2000                     /s/ David L. Hausrath
                                     -------------------------------
                                     Name:  David L. Hausrath
                                     Title: Vice President and
                                            General Counsel

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                               EXHIBIT INDEX

  99.1     Press Release dated March 27, 2000